UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2006

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2315 Broadway
New York, New York 10024
(Address of principal executive offices)
(212) 874-8282
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.
      On November 3, 2006 (the “Effective Date”), The Princeton Review, Inc. (the “Company”) entered into a Limited Waiver and Second Amendment to Credit Agreement (the “Second Amendment”), by and among the Company, Princeton Review Operations, L.L.C., a wholly owned subsidiary of the Company (“Operations”), the lenders party thereto (the “Lenders”) and Golub Capital Incorporated (“Golub”), as Administrative Agent. The Second Amendment amended certain terms of a revolving credit facility (the “Credit Facility”) that the Company established with Golub pursuant to the Credit Agreement, dated as of April 10, 2006, by and among the Company, Operations, the Lenders and Golub, as amended on May 25, 2006 (as amended, the “Credit Agreement”).
      The Second Amendment increased the amount available to the Company under the Credit Facility from a maximum of $10.0 million to $15.0 million for a period not to exceed sixty (60) days from the Effective Date to fund the Company’s working capital needs. After sixty (60) days from the Effective Date, the amount by which outstanding amounts under the Credit Facility exceed $10.0 million must be repaid, or converted into a term loan. The term of the Credit Facility remains unchanged at five years from the date of the original Credit Agreement. The Company drew down the full additional $5.0 million under the Credit Facility on November 3, 2006.
      Under the Second Amendment, outstanding amounts under the Credit Facility up to $10.0 million bear the same annual interest rate as under the Credit Agreement prior to the Second Amendment: either (A) 195 basis points over the greater of the prime rate and the Federal Funds Rate plus 50 basis points or (B) 400 basis points over the London Interbank Offered Rate (“LIBOR”), at the Company’s election and in accordance with the terms of the Credit Agreement. Outstanding amounts under the Credit Facility in excess of $10.0 million bear the following annual interest rates: either (A) 400 basis points over the greater of the prime rate and the Federal Funds Rate plus 50 basis points or (B) 500 basis points over the London Interbank Offered Rate (“LIBOR”), at the Company’s election and in accordance with the terms of the Credit Agreement.
      In addition to increasing the amount available to the Company under the Credit Facility, the Lenders waived any events of default that may have resulted from the Company’s decision to restate its financial statements to correct its accounting for the Company’s Series B-1 Convertible Redeemable Preferred Stock, as publicly announced by the Company in a Form 8-K filed on October 27, 2006.
      The line of credit continues to be secured by a first priority lien on all of the Company’s and Operation’s assets, as well as by a pledge by the Company of its equity interests in Operations and The Princeton Review Canada, Inc. The Security Agreement and Pledge Agreement were not modified by the Second Amendment.
      The Second Amendment did not materially alter the existing covenants contained in the Credit Agreement.

      A copy of the Second Amendment is filed herewith as Exhibit 10.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
      The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.
      10.1 Limited Waiver and Second Amendment to Credit Agreement, dated November 3, 2006, by and among The Princeton Review, Inc., Princeton Review Operations, L.L.C., lenders who become signatory from time to time, and Golub Capital Incorporated.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 8, 2006

THE PRINCETON REVIEW, INC.

By	/s/ Andrew J. Bonanni

Name: Andrew J. Bonanni
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Limited Waiver and Second Amendment to Credit Agreement, dated November 3, 2006, by and among The Princeton Review, Inc., Princeton Review Operations, L.L.C., lenders who become signatory from time to time, and Golub Capital Incorporated.